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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                            -------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (or Date of Earliest Event Reported): June 26, 1998



                          SWIFT ENERGY MANAGED PENSION
                         ASSETS PARTNERSHIP 1991-A, LTD.
             (Exact name of Registrant as specified in its charter)


        TEXAS                    33-15988-12               76-0325631

(State of incorporation    (Commission File Number)       (IRS Employer
    or organization)                                    Identification No.)


                        16825 Northchase Drive, Suite 400
                              Houston, Texas 77060
                    (Address of principal executive offices)



                                 (281) 874-2700
                         (Registrant's telephone number)


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ITEM 2.  Disposition of Assets
         ---------------------

     Substantially all of the assets of Swift Energy Managing Pension Assets Partnership 1991-A, Ltd. (the "Partnership"), consisting of non-operating interests in real property and in oil and gas reserves located therein, ("Property Interests") were sold as of March 1, 1998. A portion of the assets were sold at auction and the remaining assets were sold to Swift Energy Company, the Managing General Partner of the Partnership, after first being offered to third parties at auction with a set minimum bid price based upon an appraisal of the value of the Property Interests by an independent consultant. The Property Interests in the AWP Field in McMullen County, Texas, and the Gloster Jacob #1 well in Marion County, Mississippi, received no bids at or above the set minimum bid price from third parties at auction. Thereafter, the Managing General Partner acquired these Property Interests at the minimum bid price set by the independent appraisal. The price paid to the Partnership for the Property Interests acquired by the Managing General Partner accounted for approximately 50% of the total proceeds received from the sale of the Partnership's Property Interests. The Property Interests sold at auction included partial interests in the following two properties; the Manville 5-15 #1 and #1-D and the Green #1, both properties located in Louisiana. The interests in these two properties accounted for approximately 33% of the total proceeds. The total proceeds to the Partnership, net of selling expenses, were $87,304. The limited partners share was $78,574. An initial distribution of proceeds was made to the limited partners on April 15, 1998, representing all the assets of the Partnership except for insubstantial amounts held back for contingency purposes. A small final distribution is anticipated to be made on or about June 30, 1998, at which time the Partnership will dissolve pursuant to the Texas Revised Limited Partnership Act.



                                    SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized person.

Dated: June 26, 1998


                        SWIFT ENERGY MANAGED PENSION ASSETS
                        PARTNERSHIP 1991-A, LTD.


                        By:  Swift Energy Company, as Managing General Partner



                              By:  ----------------------------------------
                                   Alton D. Heckaman, Jr.
                                   Vice President and Controller


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